Exhibit (d)(2)(vi)

AXA PREMIER VIP TRUST

AMENDMENT NO. 2

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Second Amended and Restated Investment Advisory Agreement dated as of January 1, 2009 (“Amendment No. 2”), between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and AllianceBernstein L.P., a limited partnership organized under the laws of the State of Delaware (“Adviser”).

WHEREAS, AXA Equitable and Adviser have entered into a Second Amended and Restated Investment Advisory Agreement, dated as of July 31, 2006, as amended (“Agreement”) on behalf of the AXA Premier VIP Trust (“Trust”); and

WHEREAS, AXA Equitable and the Adviser desire to modify the fee payable to the Adviser for investment advisory and other services the Adviser provides to a portion of the Multimanager International Equity Portfolio; Multimanager Large Cap Core Equity Portfolio; and Multimanager Mid Cap Growth Portfolio that has been allocated to the Adviser.

NOW, THEREFORE, AXA Equitable and Adviser agree to modify the Agreement as follows:

1. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

2. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		ALLIANCEBERNSTEIN L.P.

By:	/s/ Steven M. Joenk	By:	/s/ Louis T. Mangan
	Steven M. Joenk Senior Vice President		Louis T. Mangan Senior Vice President Assistant Secretary and Counsel

APPENDIX A

AMENDMENT NO. 2

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

FEE SCHEDULE

Related Portfolios**	Annual Advisory Fee Rate***

Special Equity Portfolios, which shall include the following Portfolios, or Allocated Portions of a Portfolio** (collectively referred to as “Special Equity Portfolios”):

Multimanager Mid Cap Growth Portfolio*,**

Multimanager International Equity Portfolio*,**

EQ/AllianceBernstein International Portfolio

EQ/AllianceBernstein Small Cap Growth Portfolio

0.60% of the Special Equity Portfolios’ average daily net assets up to and including $1 billion; 0.55% of the Special Equities Portfolios’ average daily net assets over $1 billion up to and including $1.5 billion; 0.50% of the Special Equities Portfolios’ average daily net assets over $1.5 billion up to and including $2 billion; 0.45% of the Special Equities Portfolios’ average daily net assets over $2 billion up to and including $2.5 billion; and 0.40% of the Special Equities Portfolios’ average daily net assets over $2.5 billion

General Equity Portfolios, which shall include the following Portfolios, or Allocated Portions, of a Portfolio (collectively referred to as “General Equity Portfolios”)

Multimanager Large Cap Core Equity Portfolio *,**

EQ/Large Cap Value PLUS Portfolio*, **

0.49% of the General Equity Portfolios’ average daily net assets up to and including $100 million; 0.30% of the General Equity Portfolios’ average daily net assets over $100 million up to and including $200 million; 0.25% of the General Equity Portfolios’ average daily net assets over $200 million

Multimanager Aggressive Equity Portfolio (“Aggressive Equity Portfolio”) *	0.36% of the Aggressive Equity Portfolio’s average daily net assets

Multimanager Large Cap Value Portfolio (“Large Cap Value Portfolio”) *	0.30% of the Large Cap Value Portfolio’s average daily net assets

*	This Portfolio has been designated a “multi-adviser portfolio” and AllianceBernstein L.P. receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager, which is referred to as an “Allocated Portion.”
**	Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as “Special Equity Portfolios” or “General Equity Portfolios.”
***	The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Related Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Portfolio or Allocated Portion is the portion of the daily advisory fee for the Related Portfolios that is equal to the Portfolio’s or Allocated Portion’s net assets relative to the aggregate net assets of the Related Portfolios, including the Portfolio, used in the fee calculation for that day.